UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 26, 2011

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement.

On September 26, 2011, Enbridge Energy Partners, L.P. (the “Partnership”) entered into a Credit Agreement (the “Credit Agreement”), by and among the Partnership, Bank of America, N.A., as administrative agent, letter of credit issuer, swing line lender and lender, Royal Bank of Canada, as letter of credit issuer and lender, and each of the other letter of credit issuers and lender parties thereto. The Credit Agreement is a committed senior unsecured revolving credit facility that permits aggregate borrowings of up to, at any one time outstanding, $2 billion, a letter of credit sub-facility and a swing line sub-facility. Subject to customary conditions, the Partnership may request that the aggregate commitments under the facility be increased by up to $250 million, not to exceed total commitments of $2.25 billion. The maturity date for the facility is September 26, 2016.

The Credit Agreement replaces the Partnership’s (i) Second Amended and Restated Credit Agreement dated as of April 4, 2007, as amended (the “BofA Facility”), by and among the Partnership, the lenders from time to time parties thereto, and Bank of America, N.A., as administrative agent, and (ii) Credit Agreement dated as of August 26, 2010, as amended (the “RBC Facility), by and among the Partnership, the lenders from time to time parties thereto, and Royal Bank of Canada, as administrative agent, and collectively with the BofA Facility, the “Existing Facilities”.

Loans under the Credit Agreement accrue interest based, at the Partnership’s election, on either the Eurocurrency rate or the base rate, in each case, plus an applicable margin. Fees on issued letters of credit accrue at the applicable margin for Eurocurrency rate loans, and a facility fee accrues at an applicable margin. The applicable margin used in connection with interest rates and fees is based on the Partnership’s non-credit-enhanced, senior unsecured long-term debt rating at the applicable time.

The Credit Agreement requires compliance with three financial covenants. The Partnership must not permit, as of the end of each four-quarter period, the ratio of its consolidated funded debt plus the principal amount of funded debt owed by the Partnership to subsidiaries to pro forma EBITDA to exceed 5.00 to 1.00, or during acquisition periods, 5.50 to 1.00. The Partnership also must not permit, as of the end of each fiscal quarter, the aggregate amount of indebtedness of Enbridge Energy, Limited Partnership (the “OLP”) and the OLP’s subsidiaries (other than OLP inter-company indebtedness) to exceed an amount equal to 60% of the outstanding consolidated capitalization (calculated without regard to noncash adjustments to equity) of the OLP and the OLP’s subsidiaries (collectively, the “OLP Entities”) as of the quarter-end date. The Partnership also must not permit, as of the end of each fiscal quarter, the aggregate amount of indebtedness of its subsidiaries that are not OLP Entities (other than inter-company indebtedness) to exceed an amount equal to 0.5 times those subsidiaries’ pro forma EBITDA for the four quarters then ended. The Credit Agreement also contains customary representations, warranties, indemnities, affirmative and negative covenants, events of default and remedies provisions.

The identity of each party to the Credit Agreement is set forth on the signature pages thereto. The above description of the Credit Agreement is qualified in its entirety by reference to the complete text of the Credit Agreement filed as Exhibit 10.1 hereto, which is hereby incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

Effective upon the closing of the Credit Agreement, the Partnership terminated each of the Existing Facilities, which provided the Partnership an aggregate of $1.7675 billion in committed credit facilities, and, other than letters of credit then outstanding under the BofA Facility, all documents and agreements contemplated by and relating to the Existing Facilities. All letters of credit outstanding under the BofA Facility continued uninterrupted and were deemed to have been issued under the Credit

Agreement. The termination of the Existing Facilities was a condition precedent to the closing of the Credit Agreement. Many of the lenders party to the Existing Facilities are also parties to the Credit Agreement. There were no termination penalties incurred by the Partnership in connection with the termination of the Existing Facilities.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement dated as of September 26, 2011, by and among the Partnership, the lenders from time to time parties thereto, and Bank of America, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P.
(Registrant)

	By:	Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: September 29, 2011	By:	/s/ Stephen J. Neyland
Stephen J. Neyland
Vice President – Finance
(Principal Financial Officer)

Index of Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of September 26, 2011, by and among the Partnership, the lenders from time to time parties thereto, and Bank of America, N.A., as administrative agent.

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